Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HubSpot, Inc. of our report dated February 14, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HubSpot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 26, 2024